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THIRD AMENDMENT TO
DISTRIBUTION/SUPPLY AGREEMENT

    This THIRD AMENDMENT is made this 31st day of March, 2000 to the Distribution/Supply Agreement dated September 4, 1997 (the "Distribution Agreement") by and between Endocardial Solutions, Inc. ("ESI") and Medtronic, Inc. ("Medtronic"). The parties hereby agree that the terms and conditions hereinafter set forth are added to the Distribution Agreement in their entirety.

    1.  Definitions.

    "End-User" shall mean Medtronic's customers that use the System, which shall only be the ultimate users of the System, and not Medtronic or reseller, agent, broker or other intermediary in the chain of distribution.

    "End User Warranty" shall mean SGI's standard limited end user warranty for Equipment in effect on the date Equipment is initially delivered to ESI.

    "Equipment" shall mean SGI's hardware products.

    "Licensed Software" shall mean software products offered or passed through by SGI and any related documentation, manuals and license terms provided with the product.

    "SGI Confidential Information" shall mean information and/or materials containing information which concern, without limitation, SGI's business, plans, customers, technology or products, and are proprietary and/or confidential in nature.

    All capitalized terms used herein, but not defined, shall have the meanings assigned to them in the Distribution Agreement.

    2.  Authorization.  Medtronic acknowledges that ESI is an authorized reseller of products, pursuant to which ESI purchases certain components for the Systems sold to Medtronic under the Distribution Agreement. Medtronic further acknowledges that, pursuant to this Agreement, ESI is obligated to ensure compliance by any and all distributors and subdistributors with certain terms contained therein. Medtronic shall require its subdistributors to comply with the provisions of this Amendment.

    3.  Trademarks.  Medtronic shall comply with the SGI Trademark Use Guidelines, as provided to Medtronic by ESI, and shall use any SGI trademark, service mark or trade name that SGI may designate, use or adopt from time to time ("SGI Trademark(s)") consistent with proper trademark usage. Medtronic will not (i) alter or remove any SGI Trademark applied to, or used in conjunction with, a System, (ii) attach any additional trademark or trade designation to any System, or (iii) use any SGI Trademark as part of Medtronic's trade name, service mark, or trademark. Medtronic will immediately change or discontinue any SGI Trademark use as requested by SGI. Medtronic will, on expiration or termination of the Distribution Agreement, cease indicating to the public that it is an authorized reseller of the System, cease the use of SGI Trademarks and cease using all existing literature that references any SGI Trademarks.

    4.  SGI Confidential Information.

      (a)  Access to and Use of SGI Confidential Information.  Medtronic agrees that, if it receives SGI Confidential Information, (i) not to disclose or use any of such SGI Confidential Information for any purpose except as necessary and consistent with the terms of the Distribution Agreement, (ii) to limit the use of and access to such SGI Confidential Information to such employees who have a need to know such SGI Confidential Information, (iii) that it will promptly notify ESI or SGI in writing of any unauthorized disclosures of which it becomes aware and/or use thereof. The aforementioned notice shall include a detailed description of the circumstances of the unauthorized disclosure or use and the parties involved therewith.

      (b)  Exclusions.  Medtronic shall have no obligation as to SGI Confidential Information that, (i) is provided in a tangible form and not labeled as confidential or proprietary, or if provided orally, not designated as confidential or proprietary at the time of disclosure, (ii) is known to Medtronic at the time of disclosure, as evidenced by documentation in Medtronic's possession at the time of such disclosure, (iii) is independently developed by Medtronic (provided Medtronic can show that such development was accomplished by or for Medtronic without the use of or any reference to SGI Confidential Information), (iv) becomes rightfully known to Medtronic from another source without restriction on subsequent disclosure or use, (v) is or becomes part of the public domain through no wrongful act of Medtronic, or (vi) is furnished by SGI to a third party without a similar confidentiality restriction. Medtronic may disclose SGI Confidential Information pursuant to any competently authorized judicial or governmental request, requirement or order, provided that Medtronic takes reasonable steps to give SGI sufficient notice to contest such request, requirement or order and/or to seek a protective order therefor.

      (c)  Injunctive Relief.  Medtronic acknowledges the appropriateness of SGI in seeking immediate injunctive relief in the event of any unauthorized use, reproduction, distribution or disclosure of any SGI Confidential Information.

    5.  Advertising, Releases and Fair Representation.  Except as may be required by law or regulation, no news release, public announcement or advertising material that references SGI shall be issued by Medtronic without the prior written consent of SGI. Medtronic shall demonstrate and represent the System (and the SGI components contained therein) fairly and shall make no representations concerning SGI or its products which are false, misleading, or inconsistent with information and published materials supplied by SGI or disclosure, threatened or actual.

    6.  Distribution of Licensed Software to End Users.  Medtronic will "pass through" the Licensed Software (to the extent such Licensed Software is contained within the System) supplied to End Users. For purposes of this Amendment, "pass through" means that Medtronic will provide the Licensed Software to End Users exactly as ordered and received from ESI or SGI, and Medtronic will not remove, modify or otherwise tamper with the terms and conditions, notices, legends, or any other document provided with the Licensed Software, or any labeling on any physical media containing Licensed Software. This pass through arrangement grants to Medtronic no right to use, modify (except for any reconfiguration of the Licensed Software that may be required in connection with Medtronic's setup of the Licensed Software for the End User), copy or sublicense the Licensed Software. SGI will extend all license rights to ESI and Medtronic.

    7.  End User Limited Equipment Warranty.  SGI will include, with all Equipment shipped under the reseller authorization, and ESI shall include with all Systems shipped under the Distribution Agreement, a copy of SGI's standard End User Warranty statement. The End User Warranty is solely for the benefit of the End User purchasing the Equipment from Medtronic, and is a "manufacturer's" warranty provided directly by SGI to the End User, effective on the End User's date of purchase. Medtronic will ensure that the End User Warranty statement included with Equipment is passed through with the Equipment to End Users. The End User Warranty statement shipped with Equipment will specify the terms and conditions of SGI's then-current End User Warranty (as of the date when the Equipment is originally packed and shipped by SGI). Medtronic acknowledges that SGI reserves the right to amend the terms and conditions of the End User Warranty from time to time. If SGI changes the terms and conditions of its standard End User Warranty, such change shall not affect the End User Warranty on Equipment previously delivered.

    8.  Record of Purchasers.  To facilitate Equipment warranty and maintenance support to End Users, Medtronic agrees to notify ESI of the names and addresses of End Users, and Equipment configuration and serial numbers purchased by such End Users within ten (10) days after shipment of Equipment to the End User.

    9.  Nuclear, Aviation or Life Support Application.  Medtronic acknowledges that the System, nor the SGI products contained within the System, are not specifically designed, manufactured or intended for use in connection with the design, construction, maintenance, and/or operation of any (i) nuclear facility, (ii) aircraft, aircraft communication or aircraft ground support system, or (iii) life support system. Except as otherwise provided herein, SGI and ESI shall not be liable to Medtronic, in whole or in part, for any claims or damages arising from such use, or resale by Medtronic to a third party for such purposes, and Medtronic agrees to indemnify, defend and hold SGI and ESI harmless against any claims for cost, damage, expense (including reasonable attorneys' fees) or liability arising out of or in connection with any such use, resale or transaction involving Medtronic or any of its subdistributors that entails any of such uses and/or activities either by the subdistributors themselves or by any End Users or other third party to whom such subdistributors may have resold the System.

    10.  Limitation of Liability.  MEDTRONIC ACKNOWELDGES THAT SGI HAS DISCLAIMED LIABILITY TO ESI, ITS SUBDISTRIBUTORS, END USERS OR ANY OTHER PERSON FOR EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, USE, SAVINGS OR REVENUE, OR THE CLAIMS OF THIRD PARTIES, WHETHER OR NOT SGI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS. MEDTRONIC FURTHER ACKNOWLEDGES THAT SGI AND ESI DISCLAIM LIABILITY TO MEDTRONIC, ITS SUBDISTRIBUTORS, END USERS OR ANY OTHER PERSON FROM EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, USE, SAVINGS OR REVENUE, OR THE CLAIMS OF THIRD PARTIES, WHICH ARISE OUT OF OR RELATE TO USE OF THE EQUIPMENT, WHETHER OR NOT SGI OR ESI, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

    11.  Export Regulations; Medtronic's Compliance.  Products are subject to regulation by the U.S., including without limitation, the Export Administration Regulations of the U.S. Department of Commerce (the "Export Regulations"). Export Regulations and all applicable export laws and regulations governing the export of Product in any country (the "Laws") are subject to change at any time, and it is Medtronic's sole responsibility to be aware of all changes in and comply with the Laws.(1) Medtronic shall comply with all applicable export regulations. Whether Products may be exported, re-exported, transferred or serviced without an export license from the U.S. Department of Commerce, may depend upon the following: (a) performance capabilities of the Products, (b) the country of destination, (c) the proposed end-user, and (d) the proposed end-use of the Product. Medtronic shall not export, re-export, transfer or divert Product to users involved in the development, design, manufacture or proliferation of missile technology or weapons of mass destruction, or to parties listed on the U.S. Department of Commerce's Denied Persons and Entity Lists, or the U.S. Treasury's Specially Designated Nationals List, without obtaining a license from the U.S. Department of Commerce. Medtronic shall not sell any Product to users not approved to receive classified technical data and equipment under the Laws or for uses prohibited by the Laws, and that it will abide by the Laws and screen all incoming orders accordingly. Medtronic shall indemnify, defend and hold SGI and ESI harmless against any claims for cost, damage, expense or liability including attorney fees arising out of or in connection with any breach of this Section by Medtronic or its subdistributors.

    12.  Foreign Corrupt Practices Act.  Medtronic represents that it is aware of the Foreign Corrupt Practices Act (FCPA) of the United States and that it has appropriately instructed its employees, agents and representatives concerning requirements and restrictions of the FCPA. Medtronic shall not take any actions which would constitute a violation of the FCPA or which would cause SGI to be in violation of the FCPA.

(1)
Export Regulations from the U.S. Bureau of Export Administration can be found on the following web site: www.bxa.doc.gov/

    IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in the manner appropriate to each, as of the date first above written.

ENDOCARDIAL SOLUTIONS, INC.		MEDTRONIC, INC.
By	/s/ Leota L Pearson	By	/s/ Warren Watson

Its	Vice President, Finance and Chief Financial Officer	Its	Vice President, Medtronic

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THIRD AMENDMENT TO DISTRIBUTION/SUPPLY AGREEMENT